EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and effective as of the 24th day of March, 2011 (the “Effective Date”), by and between Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), and Amanda Houghton (the “Employee”).
WHEREAS, the parties had previously entered into that initial independent contractor agreement (the “Initial Agreement”) which set forth the initial compensation package of the Employee with the Company;
WHEREAS, the parties hereto wish to supersede and replace the Initial Agreement and enter into the arrangements set forth herein with respect to the terms and conditions of the Employee’s continued employment with the Company from and after the “Effective Date” (as defined herein);
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1
EMPLOYMENT AGREEMENT
This Agreement shall supersede and replace the Initial Agreement, which shall be of no further force and effect as of the Effective Date. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, for the Employment Period defined herein. Terms used herein with initial capitalization are defined in Section 10.
SECTION 2
TERM
The term of the Employee’s employment hereunder in the position referenced under Section 3 will begin as of the Effective Date and will conclude on the second anniversary of the Effective Date (the “Original Term”) subject to earlier termination as provided in Section 7 herein. At the sole discretion of the Company, the Agreement may be extended for an additional one (1) year term (the “Renewal Term”), by Company providing the Employee with written notice of such extension at least one-hundred eighty (180) days prior to the expiration of the Original Term.
The Original Term and any Renewal Term, in their full duration, are herein referred to as the “Employment Terms.” The period of the Employee’s employment under this Agreement consisting of the Original Term and any Renewal Term, except as may be terminated early pursuant to Section 7, is herein referred to as the “Employment Period.”
SECTION 3
POSITION AND DUTIES
The Employee will serve as a Senior Vice President – Asset Management & Finance for the Company during the Employment Period. The title of Employee can be reasonably adjusted by the

Company. The Employee will render finance and asset management services to the Company as reasonably determined by the Board and Chief Executive Officer of the Company (the “CEO”). The Company shall provide the Employee with necessary authority and resources to discharge the Employee’s responsibilities under laws and regulations applicable to the Company and Employee.
The Employee will report to the CEO, and Chief Financial Officer of the Company (“CFO”). The Employee will devote the Employee’s best efforts and full business time to the performance of the Employee’s duties hereunder and the advancement of the business and affairs of the Company during the Employment Period.
SECTION 4
PLACE OF PERFORMANCE
During the Employment Period, the Employee’s primary place of employment and work location will be Scottsdale, Arizona, except for reasonable travel on Company business and as otherwise reasonably requested by the CEO and CFO.
SECTION 5
COMPENSATION
Base Salary
During the Employment Period, the Company will pay to the Employee an annual base salary (the “Base Salary”), which initially will be One Hundred Sixty-Five Thousand Dollars ($165,000.00). The Base Salary will be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) no less frequently than annually and may be increased or decreased at the sole discretion of the Compensation Committee. If the Employee’s Base Salary is increased, the increased amount will be the Base Salary for the remainder of the Employment Period. The Base Salary will be payable semi-monthly or in such other installments as will be consistent with the Company’s payroll procedures in effect from time to time.
Bonus
During the Employment Period, the Employee will be eligible to earn an annual performance bonus in an amount determined at the sole discretion of the Compensation Committee for each year. It is the intention of the parties hereto that the Company shall establish bonus parameters for the Employee with respect to each fiscal year of the Employment Period. Employee acknowledges and agrees that her annual bonus is not guaranteed at any level. Rather it is to be determined solely by the Compensation Committee, in its sole discretion. The Compensation Committee will establish the performance goals and objectives on which the annual bonus will be based. The Employee’s initial full year annual target bonus will be up to 50% of the Base Salary (pro-rata for the time worked in the fiscal year). In the event that a target bonus is not established with respect to any subsequent fiscal year, the Employee’s target bonus shall be deemed to be the target bonus established under this Agreement for the immediately preceding year.
Benefits
During the Employment Period, the Employee will be entitled to all employee benefits and perquisites in accordance with the Company’s benefit plan summary, including, without limitation,

group medical, dental, vision, life insurance, long-term disability insurance, retirement, pension, 401(k) savings plans and/or prescription drug plan coverage, subject to the condition that the Employee is eligible for participation in any such plans. The Company shall pay 100% of the premium cost of the Company’s health insurance coverage provided to the Employee (and the Employee’s dependants, if applicable) by the Company from time to time. Nothing contained in this Agreement will prevent the Company from terminating plans, changing carriers or effecting modifications in employee benefits coverage for the Employee as long as such modifications affect all similarly situated employees of the Company.
Vacation; Holidays
During the Employment Period, the Employee will be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies for similarly situated employees of the Company, which vacation days will be taken at a reasonable time or times. The Employee will initially be entitled to three (3) weeks vacation per year, and accrual of vacation time is capped at a maximum of three (3) weeks. The Company may, at its sole discretion, pay Employee for unused vacation hours at the Employee’s effective base pay rate.
Directors and Officers Insurance and Indemnification
The Company shall maintain insurance to insure the Employee against claims arising out of an alleged wrongful act by the Employee while acting in good faith as an officer of the Company or one of its subsidiaries. The Company shall further indemnify and exculpate the Employee from money damages incurred as a result of claims arising out of an alleged wrongful act by the Employee while acting in good faith as an officer or employee of the Company, or of its subsidiaries, to the fullest extent permitted under applicable law.
Withholding Taxes and Other Deductions
To the extent required by law, the Company will withhold from any payments due to the Employee under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or authorized by the Employee.
SECTION 6
EXPENSES
During the Employment Period, the Employee is expected and is authorized, subject to the business expense policies as determined by the Company, to incur reasonable expenses in the performance of the Employee’s duties hereunder, including the costs of entertainment, travel, and similar business expenses. During the Employment Period, the Company will promptly reimburse the Employee for all such expenses upon periodic presentation by the Employee of an accounting of such expenses on terms applicable to similarly situated employees of the Company.
SECTION 7
TERMINATION OF EMPLOYMENT
Any termination of the Employee’s employment by the Company or by the Employee will be communicated by written Notice of Termination to the other party hereto in accordance with Section 10. For purposes of this Agreement, a “Notice of Termination” will mean a notice which will indicate the specific termination provision in this Agreement relied upon, if any, and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Period under the provision so indicated. Termination of the Employment Period will take effect on the Date of Termination. The Employment Period will be terminated under the following circumstances:
Death
The Employee’s employment will terminate upon the Employee’s death.
By the Company
The Company may terminate the Employee’s employment:
(i) if the Employee will have been unable to perform, in the opinion of a competent physician selected by the Board, any or all of the Employee’s duties hereunder, either with or without reasonable accommodation, by reason of illness, physical or mental disability or other similar incapacity, which inability will continue for more than three consecutive months, or any six months in a twelve-month period (a “Disability”); or
(ii) with or without Cause.
By the Employee
The Employee may terminate her employment at any time for Good Reason or without Good Reason.
Return of Information
The Employee agrees to deliver to the Company at the termination of the Employee’s employment all records, files, software, software code, memoranda, reports, customer lists, drawings, plans, sketches, documents, technical information, contracts, sales or marketing materials, personnel information, financial information, and the like (together with all copies of such documents and things) relating to the business of the Company and its Affiliates and their predecessors which the Employee may then possess or have under the Employee’s control.
SECTION 8
COMPENSATION UPON TERMINATION
The Employee’s employment must be terminated during the Employment Period in order for the Employee to receive any payment or other benefit under this Section 8.
Death; Disability; By the Company for Cause; By the Employee Without Good Reason
If the Employee’s employment terminates during the Employment Period (i) as a result of the Employee’s death or Disability or (ii) by the Company for Cause or by the Employee Without Good Reason, then the Company will pay to the Employee or the Employee’s estate (as applicable, or as may be directed by the legal representatives of such estate), within thirty (30) days following the Date of Termination any accrued but unpaid Base Salary through the Date of Termination. All other unpaid amounts, if any, which the Employee has accrued and is entitled to as of the Date of

Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5 will be paid in accordance with the terms of such arrangements. The Company will have no further obligations to the Employee under this Agreement or otherwise (other than pursuant to any employee benefit plan and any life insurance, death in service, disability or other equivalent policy for the benefit of the Employee, as applicable).
By the Company Without Cause; By the Employee for Good Reason
If the Company terminates the Employee’s employment during the Employment Period other than for Cause, Disability or death, or the Employee terminates her employment during the Employment Period for Good Reason, the Employee will be entitled to the Separation Benefits (as defined in this Section 8). Other than as set forth herein, the Company will have no further obligations to the Employee under this Agreement or otherwise (other than pursuant to any employee benefit plan).
Nothing in this Section 8 will be deemed to operate or will operate as a release, settlement or discharge of any liability of the Employee to the Company or others for any action or omission by the Employee, including without limitation any actions which formed, or could have formed, the basis for termination of the Employee’s employment for Cause.
General Release
The Employee will execute a customary general release in a form satisfactory to the Company in furtherance of this Agreement and as a condition to the receipt of any Separation Benefits (the “Release”). Nothing in this Section 8 will be deemed to operate or will operate as a release, settlement or discharge of any liability of the Employee to the Company or others for any action or omission by the Employee, including without limitation any actions which formed, or could have formed, the basis for termination of the Employee’s employment for Cause.
Separation Benefits
For purposes of this Agreement, “Separation Benefits” will mean:
(i)     payment by the Company to the Employee of:

(A)	any accrued but unpaid Base Salary through the Date of Termination, payable in a lump sum within thirty (30) days following the Date of Termination; and

(B)
any other unpaid amounts, if any, which the Employee has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5, payable in accordance with the terms of such arrangements.

(ii)    payment by the Company of a severance benefit in the amount equal to one-half (1/2) of her Base Salary (“Severance Payment”), payable in a lump sum within sixty (60) days following the Date of Termination, the exact payment date to be determined by the Company.
Notwithstanding any other provisions herein to the contrary, the Employee’s receipt of the Separation Benefits shall be subject to and conditioned upon Employee’s compliance with the terms and conditions of the Non-Compete Agreement (defined below) and the Employee having executed, within 45 days after the Date of Termination, the Release and such Release having not been revoked within such time period.
SECTION 9
NON-COMPETE
Concurrently with the execution hereof, the Employee shall enter into a non-compete agreement (“Non-Compete Agreement”) to be provided by the Company.
SECTION 10
MISCELLANEOUS
Notices
All notices, demands, requests or other communications required or permitted to be given or made hereunder will be in writing and will be delivered via overnight courier, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:
      (a)     If to the Company:
Healthcare Trust of America, Inc.
16435 N. Scottsdale Road, Suite 320
Scottsdale, AZ 85254
Fax: (480) 991-0755
Attention: CEO
With a copy to:
Cox, Castle & Nicholson LLP
    2049 Century Park East, Suite 2800
    Los Angeles, CA 90067
    Fax: (310) 277-7889
    Attention: John F. Nicholson, Esq.
(b)    If to the Employee:
Amanda Houghton
______________________
______________________
at the address on the books and records of the Company at the time of such notice, or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that will be given or made in the manner described above will be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
Severability

The invalidity or unenforceability of any one or more provisions of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect.
Survival
It is the express intention and agreement of the parties hereto that the provisions of Sections 8 and 9 will survive the termination of employment of the Employee. In addition, all obligations of the Company to make payments hereunder will survive any termination of this Agreement on the terms and conditions set forth herein.

Assignment
The rights and obligations of the parties to this Agreement will not be assignable or delegable, except that (i) in the event of the Employee’s death, the personal representative or legatees or distributees of the Employee’s estate, as the case may be, will have the right to receive any amount owing and unpaid to the Employee hereunder, and (ii) the rights and obligations of the Company hereunder will be assignable and delegable in connection with any merger, consolidation or sale of all or substantially all of the assets of the Company and any similar event with respect to any successor corporation. Notwithstanding anything herein to the contrary, the rights and obligations of the Company hereunder will inure to the benefit of, and will be binding upon, any successor to the Company or its business by merger or otherwise, whether or not there is an express assignment, delegation or assumption of such rights and obligations.
Dispute Resolution
In the event that any dispute or disagreement arises between the parties in connection with any provision of this Agreement, the parties shall first submit such disagreements to mediation. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties will share equally in the costs of mediation. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may commence a legal action with respect to the matters submitted to mediation at any time following the initial mediation session or forty-five (45) days after the date of filing the written request for mediation, whichever occurs first.
Binding Effect
Subject to any provisions hereof restricting assignment, this Agreement will be binding upon the parties hereto and will inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

Amendment; Waiver
This Agreement will not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. No waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement will thereafter be construed as a waiver of any subsequent breach or default of a similar nature. The failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder will not be construed as a waiver of any such provisions, rights or privileges hereunder, or a waiver of any subsequent breach or default of a similar nature.

Headings
Section and subsection headings contained in this Agreement are inserted for convenience of reference only, will not be deemed to be a part of this Agreement for any purpose, and will not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
Governing Law
This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of Arizona (but not including the choice of law rules thereof).
Entire Agreement
This Agreement constitutes the entire agreement between the parties respecting the employment of the Employee, there being no representations, warranties or commitments between the parties except as set forth herein.
Counterparts
This Agreement may be executed in two or more counterparts, each of which will be an original and all of which will be deemed to constitute one and the same instrument.
Provisions Regarding Code Section 409A
This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).
Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of the Employee’s termination of employment, such amount or benefit will not be payable or distributable to the Employee by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definitions), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by the following paragraph.
If any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Employee’s separation from service during a period in which the Employee is a “specified employee” (as defined in Section 409A of the Code and applicable regulations), then payment or commencement of such non-exempt amounts or benefits shall be delayed until the earlier of (i) thirty (30) days following Employee’s death, or (ii) the first day of the seventh month following the Employee’s separation from service.
Whenever in this Agreement the provision of payment or benefit is conditioned on the Employee’s execution and non-revocation of a general release of claims, such release, must be executed, and all revocation periods shall have expired, within 60 days after the Date of Termination, but the Company may elect to commence payment at any time during such 60-day period.
If the Employee (or the Employee’s spouse or eligible dependents) is entitled to be paid or reimbursed for any taxable expenses under this Agreement, including, but not limited to, those expenses provided in Sections 5 and 6, and such payments or reimbursements are includible in the Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of the Employee to reimbursement of expenses under this Agreement, including, but not limited to, those provided in Sections 5 and 6, shall be subject to liquidation or exchange for another benefit.
Definitions
“Affiliate” means any entity from time to time designated by the Board and any other entity directly or indirectly controlling or controlled by or under common control with the Company. For purposes of this definition: “control” means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Board” means the board of directors of the Company.
“Cause” means: (i) the Employee’s conviction of or entering into a plea of guilty or no contest to a felony or a crime involving moral turpitude or the intentional commission of any other act or omission involving dishonesty or fraud that is materially injurious to the Company or any of its Affiliates; (ii) the Employee’s substantial and repeated failure to perform duties of the office(s) held by the Employee, as reasonably directed by the CEO, CFO and/or EVP – Acquisitions, if such failure is not cured within thirty (30) days after the Employee receives written notice thereof; (iii) gross negligence or willful misconduct in the performance of the Employee’s duties which materially injures the Company or its reputation; or (iv) the Employee’s willful breach of the material covenants of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Date of Termination” means: (i) if the Employee’s employment is terminated by the Employee’s death, the date of the Employee’s death; (ii) if the Employee’s employment is terminated because of the Employee’s Disability, thirty (30) days after Notice of Termination, provided that the Employee will not have returned to the performance of the Employee’s duties on a full-time basis during such thirty (30) day period; (iii) if the Employee’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination; (iv) if the Employee’s employment is terminated during the Employment Period, either by the Company or the Employee, for any other reason, the date specified in the Notice of Termination; or (v) if the Employee’s employment is terminated by reason of expiration of the Employment Period by its terms, the date on which the Employment Period expires by its terms.
“Good Reason” means, in the absence of a written consent of the Employee: (i) except for Employee nonperformance, a material diminution in the Employee’s authority, duties or responsibilities, as contemplated by Section 3 of this Agreement (provided that this provision will not apply if Employee’s Base Salary is kept in place) or (ii) except in connection with a material decrease in the business of the Company, a diminution in the Employee’s Base Salary in excess of fifteen percent (15%). Notwithstanding the foregoing, (A) the Employee must notify the Company in writing of any event or condition described in subsection (i) or (ii) hereof within ninety (90) days of the initial existence of such event or condition, (B) the Company will have at least thirty (30) days after receipt of such notice from the Employee to cure such initial event or condition, and (C) the Employee must separate from service with the Company within ninety (90) days after the end of the cure period described in (B) hereof in the event the Company does not cure such initial event or condition.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

COMPANY:
HEALTHCARE TRUST OF AMERICA, INC.,
A Maryland corporation

By: _____________________________
Name: ______________________
Its: _________________________

EMPLOYEE:

________________________________
Amanda Houghton